Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES APRIL 2021 CASH DISTRIBUTION AND 2021 RESERVE QUANTITIES

DALLAS, Texas, April 20, 2021 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.018156 per unit, payable on May 14, 2021, to unit holders of record on April 30, 2021.

This month’s distribution increased slightly from the previous month as the result of increased prices for both oil and gas offset by decreased production on the Waddell Properties due to the end of the February and weather-related outage. The Trust was advised by Blackbeard that the Waddell Ranch properties were in a deficit of $460,647 for the month of February with the deficit increasing to be recovered to $8.0 million in the months to come. The Texas Royalty Properties reflected an increase in both oil and gas production along with an increase in both oil and gas pricing. This reflects the production month of February.

WADDELL RANCH

In reporting February production of the Underlying Properties for this month’s press release, production for oil volumes was 50,757 bbls and was priced at about $58.09 per bbl. Production for gas volumes (including gas liquids) was 190,570 mcf and was priced at about $2.28 per mcf. Net revenue for the underlying properties of the Waddell ranch was $3,283,121 for February. Lease Operating Expenses were $2,069,051 and Capital Expenditures were $1,828,265 for February. This would put the Trust’s proceeds as a profit of $(460,647) for the month of February, leaving an excess cost deficit cumulative of $8.0 million.

Blackbeard Operating has advised the Trust of the 2020 capital budget of $10.4 million(gross) results for the Waddell Ranch reflecting 16 (gross) drill wells completed, with 4 (gross) drill wells in progress of 12/31/20 and 4 (gross) workovers in progress as of 12/31/20. Resulting production from these new wells for 5 months production through the December 31, 2020 were 47,374 barrels (gross) of oil and 60,712 mcf (gross) of gas, the Trust’s portions, respectfully, were 17,765 barrels of oil and 22,767 mcf of gas. There were 21 (gross) plugged and abandoned wells for 2020.

Blackbeard Operating has advised the Trust of the 2021 capital budget of $86.6 million (gross), ($32.5 million net to the Trust) for the Waddell Ranch proposing 91 (gross) drill wells, with 24 (gross) recompletions.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 19,947 of oil and 12,461 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 17,556 barrels of oil and 10,948 of gas. The average price for oil was $52.80 per bbl and for gas was $5.89 per Mcf. This would primarily reflect production and pricing for the month of February for oil and the month of January for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $1,126,585. Deducted from these were taxes of $120,585 resulting in a Net Profit of $1,006,000 for the month of February. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $955,700 to this month’s distribution.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	50,757	190,570	38,068	142,928	*	$58.09	$2.28	**
Texas Royalties	19,947	12,461	17,556	10,948	*	$52.80	$5.89	**
Prior Month
Waddell Ranch	61,828	218,264	46,371	163,653	*	$50.16	$2.20	**
Texas Royalties	16,211	8,828	13,882	7,560	*	$49.13	$5.68	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $109,902 resulting in a distribution of $846,238 to 46,608,796 units outstanding, or $0.018156 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

Permian Basin Royalty Trust, as it does after the end of each year, had a year-end Reserve Report prepared in accordance with the Securities and Exchange Commission’s requirements. This report provides an evaluation of the estimated asset value as of December 31 of each year, which can be used to estimate the remaining life of the Trust.

The estimated net proved reserves, as of January 1, 2021, attributable to the Trust from the properties appraised are approximately 4.5 million barrels of oil and 6.4 billion cubic feet of gas with a future net value of approximately $170,446,000 with a discounted value of $80,091,000.

With the estimated quantities of this year’s reserve estimate of 4.5 million barrels of oil and 6.4 billion cubic feet of gas remaining, it could be estimated that the Trust still has a life span of 9 to 11 years. The report is an exhibit to the Trust’s Annual Report on Form 10-K that was filed on March 31, 2021 and is available to all unitholders at this time on the SEC website.

The 2020 Annual Report with Form 10-K and the January 1, 2021 Reserve Summary will be available on Permian’s website by May 1st. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839